EXHIBIT 4.4
                             AMENDED AND RESTATED
                        TAG-ALONG DRAG-ALONG AGREEMENT

      This Amended and Restated Tag-Along Drag-Along Agreement (this "AGREEMENT") is made and entered into as of September 30, 1999, among Geokinetics Inc., a Delaware corporation (the "COMPANY"), Blackhawk Investors, L.L.C., a Delaware limited liability company ("BLACKHAWK"), William R. Ziegler ("ZIEGLER") and Steven A. Webster ("WEBSTER") (Blackhawk, Ziegler and Webster being sometimes referred to collectively as the "BLACKHAWK GROUP") and the Warrant Holders (as defined below), and amends, replaces and restates the Agreement executed among the parties hereto as of April 30, 1998 (the "ORIGINAL AGREEMENT").

      WHEREAS, as of September 30, 1999 (i) Blackhawk is the record and beneficial owner of 8,666,667 shares of Common Stock, $0.01 par value per share ("Common Stock"), of the Company, representing approximately 44.7% of the 19,367,156 shares of Common Stock of the Company issued and outstanding and (ii) Blackhawk is the record and beneficial owner of certain Shadow Warrants that currently represent the right to acquire up to a maximum of 6,359,990 shares of Common Stock (subject to adjustment as provided therein), at an exercise price of $0.20 per share, which Shadow Warrants are presently exercisable for an aggregate of 5,735,511 shares of Common Stock, with the exercisability of the remaining Shadow Warrants to acquire up to 624,479 shares of Common Stock (subject to adjustment) being subject to the satisfaction of conditions that are not within the control of Blackhawk;

      WHEREAS, as of September 30, 1999 (i) Webster and Ziegler are the record and beneficial owners of 333,326 and 333,340 shares of Common Stock, respectively, each representing approximately 1.7% (and collectively representing approximately 3.4%), of the 19,367,156 shares of Common Stock of the Company issued and outstanding and (ii) (A) Webster is the record and beneficial owner of certain (x) warrants to purchase 1,482,512 shares of Common Stock and (y) Shadow Warrants that currently represent the right to acquire up to a maximum of 244,610 shares of Common Stock (subject to adjustment as provided therein), at an exercise price of $0.20 per share, which Shadow Warrants are presently exercisable for an aggregate of 220,592 shares of Common Stock, with the exercisability of the remaining Shadow Warrants to acquire up to 24,018 shares of Common Stock (subject to adjustment) being subject to the satisfaction of conditions that are not within the control of Webster and (B) Ziegler is the record and beneficial owner of certain (x) options to acquire 50,000 shares of Common Stock, (y) warrants to purchase 1,482,512 shares of Common Stock and (z) Shadow Warrants that currently represent the right to acquire up to a maximum of 244,619 shares of Common Stock (subject to adjustment as provided therein), at an exercise price of $0.20 per share, which Shadow Warrants are presently exercisable for an aggregate of 220,601 shares of Common Stock, with the exercisability of the remaining Shadow Warrants to acquire up to 24,018 shares of Common Stock (subject to adjustment) being subject to the satisfaction of conditions that are not within the control of Ziegler;

      WHEREAS, pursuant to the transactions contemplated by that certain Securities Purchase Agreement of even date herewith (the "SECURITIES PURCHASE AGREEMENT") among the Company and the Warrant Holders, the Company has agreed to issue warrants entitling the Warrant Holders to purchase up to an aggregate of 50,068,594 shares of Common Stock subject to the terms and conditions set forth in that certain Amended and Restated Warrant Agreement, of even date herewith (the RESTATED WARRANT AGREEMENT"), among the Company and the Warrant Holders;

      WHEREAS, members of Blackhawk, including Blackhawk Capital Partners, Webster and Ziegler and their affiliates, may acquire warrants to purchase up to 7,750,000 shares of Common Stock pursuant to the Securities Purchase Agreement;

      WHEREAS, it is a material inducement and a precondition to the entering into of the Securities Purchase Agreement and the Restated Warrant Agreement by the Warrant Holders that the Company and the Blackhawk Group enter into this Agreement;

      NOW, THEREFORE, in consideration of the premises, and the mutual agreements set forth herein, the parties hereto agree as follows:

      Section 1.  CERTAIN DEFINITIONS.

            (a) Capitalized terms not otherwise defined herein, shall have the meanings assigned to them in the Restated Warrant Agreement.

            (b)   As used herein:

                  "CONTROL DISPOSITION" means a Disposition which would have the effect of transferring to any transferee or a "group" of persons (as "group" is defined for purposes of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder ("GROUP")) beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of a number of shares of outstanding Common Stock held by the Blackhawk Group constituting, in the aggregate, at least 80 percent of the then outstanding shares of Common Stock held by the Blackhawk Group.

                  "DISPOSITION" means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any disposition of Common Stock (or any interest therein or right thereto) or of all or part of the voting power associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary; PROVIDED, that (i) no transfer of the Warrants or the Warrant Shares issued to Ziegler or Webster pursuant to the Securities Purchase Agreement shall be deemed a Disposition hereunder, (ii) the transfer of Common Stock by Blackhawk to its members shall not be deemed a Disposition hereunder, (iii) all public sales properly conducted by the Blackhawk Group or any of the Warrant Holders pursuant to Rule 144 under the Securities Act shall not be deemed Dispositions hereunder, (iv) no transfer by either Blackhawk, Ziegler or Webster of less than 10% of their respective holdings of Common Stock in a single transaction or series of related transactions shall be deemed a Disposition hereunder, and (v) the participation by the Blackhawk Group or any of the Warrant Holders in a proposed underwritten public offering of Common Stock (including the entering into an underwriting agreement, a custody agreement and other agreements customarily executed by selling shareholders in connection therewith) or the participation by the Blackhawk Group or any of the Warrant Holders in any other registration pursuant to any demand or piggyback registration rights that any of them may have pursuant to any registration rights or similar agreement with the Company and the consummation thereof, shall not constitute a Disposition, it being understood that, if such proposed underwritten public offering is terminated or abandoned prior to consummation or is not consummated or such other registration is terminated or abandoned prior to consummation or its not consummated, the Common Stock, Warrants and Warrant Shares held by the parties hereto shall remain subject to this Agreement. The term Disposition shall include a Control Disposition.

            "WARRANT HOLDERS" shall mean each of the persons (including Webster and Ziegler) identified as Warrant Holders on EXHIBIT A hereto, and any other persons or entities who become parties to this Agreement as "Warrant Holders" pursuant to the terms of this Agreement, and their respective heirs, legal representatives, administrators and successors.

      Section 2. RESTATEMENT OF ORIGINAL AGREEMENT. The Original Agreement executed as of April 30, 1998 is hereby terminated pursuant to Section 10 thereof, it being understood and agreed that this Agreement amends, replaces and restates the Original Agreement.

      Section 3. TAG-ALONG DISPOSITIONS. Subject to the provisions of Section 4, if either Blackhawk, Ziegler or Webster desires to effect a Disposition (or a series of related Dispositions to a single transferee or Group) of at least 25% of the issued and outstanding shares of Common Stock owned by such entity (excluding the Warrants and Warrant Shares issued to Webster and Ziegler pursuant to the Securities Purchase Agreement) to any transferee or Group (a "TAG-ALONG DISPOSITION"), such entity or person shall give written notice to the Warrant Holders describing the material terms of the proposed Tag-Along Disposition and identifying the contemplated transferee or Group (a "TAG-ALONG NOTICE"). Each such Warrant Holder may, by written notice to Blackhawk, Ziegler or Webster, as the case may be, delivered within 15 days following the date of the Tag-Along Notice (each such Warrant Holder delivering such notice being a "TAG-ALONG WARRANT HOLDER"), elect to participate in the Tag-Along Disposition, and require, as a condition to the closing of the Tag-Along Disposition, that the proposed transferee or Group purchase, at the same price per share and on the same terms and conditions as are described in the Tag-Along Notice, a portion of the total number of Warrant Shares then held or obtainable by each Warrant Holder equal to a fraction thereof, the numerator of which is the total number of shares of Common Stock held by either Blackhawk, Ziegler or Webster, as the case may be, to be transferred in the Tag-Along Disposition and the denominator of which is the total number of shares of Common Stock then held by either Blackhawk, Ziegler or Webster, as the case may be, (the "TAG-ALONG SHARES"). If any Warrant Holder receiving the Tag-Along Notice timely elects to be a Tag-Along Warrant Holder, neither Blackhawk, Ziegler or Webster, as the case may be, shall effect the Tag-Along Disposition described in the Tag-Along Notice unless the proposed transferee or Group agrees to purchase all of the Tag- Along Shares of all of the Tag-Along Warrant Holders at the same price and on the same terms and conditions described in the Tag-Along Notice, except that to the extent the transferee or Group purchases any Warrant, the Exercise Price shall be deducted from the price payable for the Warrant. Upon the closing of the sale of any sale of the Warrant or the Warrant Shares pursuant to this Section, each Tag-Along Warrant Holder shall deliver at such closing, against payment of the purchase price therefor, certificates representing the Warrant or Warrant Shares, as the case may be, to be sold, duly endorsed for transfer or accompanied by duly endorsed stock powers, and evidence of good title to the Warrant or Warrant Shares to be sold and the absence of liens, encumbrances and adverse claims with respect thereto and such other matters as are deemed necessary by the Company for the proper transfer of such Warrant or Warrant Shares on the books of the Company.

      Section 4. DRAG-ALONG IN CONTROL DISPOSITIONS. If the Blackhawk Group desires to effect a Control Disposition, then, in lieu of complying with the requirements of Section 3, the Blackhawk Group at its option (the "DRAG-ALONG OPTION"), shall have the right to require all of the Warrant

Holders to sell the same percentage of such holder's Warrant and/or the Warrant Shares as the shares being disposed by the Blackhawk Group to such transferee or Group selected by the Blackhawk Group at the same price and on the same terms and conditions as apply to the shares of Common Stock sold by the Blackhawk Group in the Control Disposition, except that to the extent the transferee or Group purchases any Warrant, the Exercise Price shall be deducted from the price payable for the Warrant. Upon the closing of the sale of any Warrant or Warrant Shares pursuant to this paragraph, each Warrant Holder shall deliver at such closing, against payment of the purchase price therefor, certificates representing the Warrant or Warrant Shares, as the case may be, to be sold, duly endorsed for transfer or accompanied by duly endorsed stock powers, and evidence of good title to the shares to be sold and the absence of liens, encumbrances and adverse claims with respect thereto and such other matters as are deemed necessary by the Company for the proper transfer of such Warrants or Warrant Shares on the books of the Company provided that in connection with any such transaction (x) each Warrant Holder shall not be required to make any representations or warranties except those relating to (i) its own due organization and execution and delivery of the relevant agreement, (ii) the enforceability of the relevant agreement against it and absence of conflicts with agreements and laws applicable to it and (iii) its ownership of securities being sold by it and (y) the Warrant Holders shall not be required to provide any post-closing indemnities except as provided in clause (z) below and (z) in the event that a portion of the purchase price is placed in escrow to support purchase price adjustment obligations post-closing (including indemnification for breaches of representations or warranties relating to the Company and its subsidiaries), the Warrant Holders will have a pro rata portion of their purchase price placed in such escrow to be utilized to pay any such indemnification obligations.

      Section 5. LEGEND ON CERTIFICATES. The Company will cause to appear on all certificates representing the Warrant or the Warrant Shares a conspicuous legend in such form as the Company's Board of Directors may determine, stating that such securities are subject to an agreement which restricts the transferability thereof and otherwise circumscribes the rights which may be exercised by the holder thereof.

      Section 6. SPECIFIC ENFORCEMENT. In view of the inadequacy of money damages, if either the Blackhawk Group or any Warrant Holder (a "BREACHING PARTY") or other person shall fail to comply with the provisions of Section 3 or 4 hereof, the Company and the other non-breaching parties shall be entitled, to the extent permitted by applicable law, to injunctive relief in the case of the violation, or attempted or threatened violation, by a Breaching Party or other person of any of the provisions of such Sections, or to a decree compelling specific performance by a Breaching Party or other person of any such provisions, or to any other remedy legally allowed to them.

      Section 7. VOID TRANSFERS. If the Warrant, the Warrant Shares or any shares of Common Stock subject to the terms of this Agreement shall be transferred in a Disposition in violation of the terms and conditions of this Agreement, such Disposition shall be void. In addition to, and without prejudice to, any and all other rights or remedies which may be available to the parties hereto, the Blackhawk Group and each of the Warrant Holders agree that the Company may, but shall have no obligation to, hold and refuse to recognize a Disposition of any such securities (or any certificate therefor) tendered to it for transfer if the Disposition violates the provisions of this Agreement.

      Section 8. NOTICES. All notices, offers, requests, consents and communications required or permitted to be given or made under this Agreement shall be given or made in writing and shall be deemed to have been duly given or made when sent by mail, postage prepaid,

            a. if to the Company, 8401 Westheimer, Suite 150, Houston, Texas 77063, Attention: Chief Financial Officer; and

            b. if to Blackhawk or Ziegler, c/o Saterlee Stephens Burke & Burke LLP, 230 Park Avenue, New York, New York 10169-0079, Attention: William R. Ziegler; and

            c.    if to Webster, 1908 River Oaks Blvd., Houston, Texas 77019;
and

            d. if to any Warrant Holder, to the address as last shown on the stock record books of the Company.

      Any such notice shall be effective and deemed received three days after proper deposit in the mails, but actual notice shall be effective however and whenever received. The Company, Blackhawk, Ziegler, Webster or any Warrant Holder may effect a change of address for purposes of this Agreement by giving notice of such change to the other parties, with specific reference to this Section.

      Section 9.  AMENDMENT, SEVERABILITY, SUBSEQUENT PARTIES.

            a. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company, the Blackhawk Group and a majority of the holders of Warrant Shares issued or issuable upon exercise of the Warrants. In the event that any provisions hereof are held to be invalid, illegal or against public policy, the remaining provisions hereof shall not be affected thereby. In such event, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or against public policy.

            b. Notwithstanding anything herein to the contrary, the parties hereto agree that this Agreement shall be amended to include any person or entity that acquires a Warrant or Warrant Shares or otherwise becomes entitled to purchase the Warrant Shares of the Company pursuant to the Warrant Agreement. In such instance, such persons or entities, the Blackhawk Group and the Company shall execute an Adoption Agreement in the form of EXHIBIT B hereto adding such persons or entities. Each Warrant Holder hereby constitutes and appoints Blackhawk as such Warrant Holder's agent and attorney-in-fact with full power and authority, in the name, place and stead of such Warrant Holder to execute such Adoption Agreement on behalf of such Warrant Holder to evidence such Warrant Holder's approval of such additional parties to this Agreement. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest. Upon execution by the Company, the Blackhawk Group and the additional party of such Adoption Agreement, the additional party shall be considered a Warrant Holder hereunder, and the Warrant and the Warrant Shares acquired by such additional party shall be deemed to be subject to the terms of this Agreement, and legended accordingly, for all purposes of this Agreement.

      Section 10. AGREEMENTS BY COMPANY. The Company, insofar as is proper or required, consents to this Agreement. It shall not issue, transfer or reissue any of its shares of stock, warrants or other securities in violation of this Agreement or without requiring proof of compliance with this Agreement.

      Section 11. EFFECTIVENESS; TERMINATION. This Agreement shall become effective at such time as it is executed by the Company, the Blackhawk Group and, with respect to a Warrant Holder, by such Warrant Holder. Except as otherwise provided herein, this Agreement shall terminate upon the earlier to occur of (i) the dissolution of the Company; (ii) the written approval of the Company, the Blackhawk Group and a majority of the holders of Warrant Shares issued or issuable upon exercise of the Warrants; (iii) the date on which the Warrant Holders, in the aggregate, hold less than 25% of the number of Warrant Shares originally purchasable under the Restated Warrant Agreement; (iv) the date on which the Blackhawk Group no longer owns any shares of Common Stock, whether pursuant to a Disposition or otherwise pursuant to one or more transactions that do not constitute Dispositions hereunder; (v) the first date on which the Common Stock is traded on the NASDAQ system or any nationally registered securities exchange, or (vi) 5:00 P.M. New York City time on the Expiration Date. Any Warrant Holder who disposes of all of its Warrant or Warrant Shares in conformity with the terms of this Agreement shall cease to be a party to this Agreement and shall have no further rights hereunder.

      Section 12. CONSTRUCTION. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

      Section 13. MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument, (c) shall inure to the benefit of and be binding upon, the successors, assigns, legatees, distributees, legal representatives and heirs of each party and is not intended to confer upon any person, other than the parties and their permitted successors and assigns, any rights or remedies hereunder, and (d) SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. The captions in this Agreement are for convenience of reference only and shall not affect its interpretation in any respect.

      Section 14. SPOUSAL CONSENT. The spouses, if applicable, of the Warrant Holders fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interest, if any, they may now or hereafter own. The spouses hereby acknowledge the fairness of this Agreement and that it is in such spouse's best interests to bind such spouse's community interest, if any, in the Warrant and the Warrant Shares, to the terms of this Agreement.

               [SIGNATURES APPEAR ON THE FOLLOWING THREE PAGES]

      IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                                    COMPANY:

                                    GEOKINETICS INC.


                                    By: /s/ THOMAS J. CONCANNON
                                    Name:   Thomas J. Concannon
                                    Title:  Vice President


                                    BLACKHAWK GROUP:

                                    BLACKHAWK INVESTORS, L.L.C.
                                    By: Blackhawk Capital Partners,
                                    its Managing Member


                                    By: /s/ WILLIAM R. ZIEGLER
                                            William R. Ziegler, General Partner


                                /s/ WILLIAM R. ZIEGLER
                                    William R. Ziegler, Individually

                                /s/ STEVEN A. WEBSTER
                                    Steven A. Webster, Individually

                                    WARRANT HOLDERS:

                                    DLJ INVESTMENT PARTNERS, L.P.

                                    By: /s/
                                      Name:
                                      Title:

                                    DLJ INVESTMENT FUNDING, INC.


                                    By: /s/
                                      Name:
                                      Title:


                                    DLJ ESC II, L.P.
                                    By:  DLJ LBO PLANS Management Corporation,
                                    its General Partner


                                    By: /s/
                                      Name:
                                      Title:

                                    SPINDRIFT PARTNERS, L.P.

                                    BY:   Wellington Management Company, LLP,
                                          its Investment Advisor


                                    By: /s/ DONNA M. BROWN
                                     Name:  Donna M. Brown
                                     Title: Assistant Vice President


                                    SPINDRIFT INVESTORS (BERMUDA) L.P.

                                    BY:   Wellington Management Company, LLP,
                                          its Investment Advisor


                                    By: /s/ DONNA M. BROWN
                                     Name:  Donna M. Brown
                                     Title: Assistant Vice President

                                    CHASE EQUITY ASSOCIATES, L.P.

                                    By:   Chase Capital Partners, its General
                                          Partner


                                    By: /s/
                                      Name:
                                      Title:


                                    MHR CAPITAL PARTNERS, LP

                                    BY:   MHR Advisors LLC, General Partner


                                    By: /s/
                                      Name:
                                      Title:

                                    WHITTIER VENTURES, L.L.C.

                                    By: /s/ DAVID A. DAHL
                                     Name:  David A. Dahl
                                     Title: President

                                /s/ PAUL B. LOYD, JR.
                                    PAUL B. LOYD, JR. (individually)

                                    _____________________________________
                                      (spouse, if applicable)


                                    SOMERSET CAPITAL PARTNERS

                                    By: /s/ WILLIAM R. ZIEGLER
                                    Name:   William R. Ziegler
                                    Title:  Partner

                                /s/ STEVEN A. WEBSTER
                                    Steven A. Webster, Individually

                                /s/ WILLIAM R. ZIEGLER
                                    William R. Ziegler, Individually

                                    EXHIBIT A

                             List of Warrant Holders

DLJ Investment Partners, L.P.
DLJ Investment Funding, Inc.
DLJ ESC II, L.P.
Spindrift Partners, L.P.
Spindrift Investors (Bermuda) L.P.
Chase Equity Associates, L.P.
MHR Capital Partners LP
Whittier Ventures, L.L.C.
Paul B. Loyd, Jr.
Somerset Capital Partners
Steven A. Webster
William R. Ziegler

                                   EXHIBIT B

                              Adoption Agreement

      This Adoption Agreement ("ADOPTION") is executed pursuant to the terms of that certain Amended and Restated Tag-Along Drag-Along Agreement dated as of September __, 1999 ("TAG-DRAG AGREEMENT"), by and among Geokinetics Inc., a Delaware corporation, Blackhawk Investors, L.L.C., a Delaware limited liability company ("BLACKHAWK"), and the Warrant Holders (as defined therein) (the "WARRANT HOLDERS"). By the execution of this Adoption Agreement, the undersigned agrees as follows:

      1. ACKNOWLEDGMENT. The undersigned acknowledges that it is acquiring certain Warrants to purchase shares of the Common Stock, par value $0.01, of the Company and/or Warrant Shares, subject to the terms and conditions of the Tag-Drag Agreement.

      2. AGREEMENT. The undersigned (i) agrees that the Warrant Shares and the Warrants to purchase the shares of the Common Stock of the Company acquired by it shall be bound by and subject to the terms of the Tag-Drag Agreement, and
(ii) hereby adopts the Tag-Drag Agreement with the same force and effect as if it were originally a party thereto and named as a Warrant Holder therein.

      3. NOTICE. Any notice required as permitted by the Tag-Drag Agreement shall be given to the undersigned at the address listed beside the undersigned's signature below.

      4. JOINDER. The spouse of the undersigned, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse's best interests to bind such spouse's community interest, if any, in the Warrant and/or the Warrant Shares, to the terms of the Tag-Drag Agreement.

      EXECUTED and DATED as of ______________, 19___.

                             PURCHASER OR TRANSFEREE:


                             By:_____________________________________
                             Name:___________________________________
                             Address:________________________________

                             SPOUSE (IF APPLICABLE):

                             By:_____________________________________
                             Name:___________________________________
                             Address:________________________________

      Agreed to on behalf of the Company, Blackhawk, Ziegler, Webster and all Warrant Holders pursuant to Section 9b. of the Tag-Drag Agreement.

                                    GEOKINETICS INC.


                                    By:______________________________

                                    _________________________________
                                    William R. Ziegler (individually)

                                    _________________________________
                                    Steven A. Webster (individually)


                                    BLACKHAWK INVESTORS, L.L.C.
                                    (for itself-and as Attorney-in-Fact for the Warrant Holders)


                                          By:__________________________________
                                          Name:________________________________
                                          Title:_______________________________